                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Rule 14a-11(c) or
                 Rule 14a-12

         THE CHILDREN'S PLACE RETAIL STORES, INC.
-----------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)

-----------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than the
                              Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee previously paid with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094

                                                                  April 29, 2002

Dear Stockholder:

On behalf of the Board of Directors of The Children's Place Retail
Stores, Inc., it is my pleasure to invite you to attend the Company's 2002 Annual Meeting of Stockholders. The meeting will be held at the Company's headquarters located at 915 Secaucus Road, Secaucus, New Jersey 07094 on Thursday, June 6, 2002, at ten o'clock in the morning, local time.

The business to be transacted at the meeting is set forth in the Notice of Meeting and is more fully described in the accompanying proxy statement.

It is important that your shares be represented at the meeting, regardless of how many you hold. Whether or not you can be present in person, please fill in, sign, date and return your proxy in the enclosed postage paid envelope as soon as possible. If you do attend the meeting and wish to vote in person, your proxy may be revoked at your request.

We appreciate your support and look forward to seeing you at the meeting.

                                                      Sincerely yours,

                                               [LOGO]

                                                      Ezra Dabah
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                     [LOGO]

                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2002
                            ------------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Children's Place Retail Stores, Inc. (the "Company") will be held at 915 Secaucus Road, Secaucus, New Jersey 07094 on Thursday, June 6, 2002, at 10:00 a.m. for the following purposes:

    1. To elect two Class II Directors to serve for a three year term and until any such director's successor is duly elected and qualified;

    2. To consider and approve an amendment to the Company's 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder; and

    3. To transact such other business as may properly come before the meeting, or any adjournment thereof.

Stockholders of record at the close of business on April 25, 2002 shall be entitled to notice of, and to vote at, the meeting.

                                          By order of the Board of Directors,

                                          [LOGO]

                                          Steven Balasiano
                                          Secretary

Dated: Secaucus, New Jersey
     April 29, 2002

IMPORTANT: PLEASE FILL IN, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.

                    THE CHILDREN'S PLACE RETAIL STORES, INC.
                               915 SECAUCUS ROAD
                           SECAUCUS, NEW JERSEY 07094
                            ------------------------
                                PROXY STATEMENT
                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 6, 2002

                             ---------------------

The accompanying proxy is solicited by the Board of Directors of The Children's Place Retail Stores, Inc., a Delaware corporation (the "Company" or "The Children's Place"), for use at the Annual Meeting of Stockholders to be held on June 6, 2002, at 10:00 a.m., at 915 Secaucus Road, Secaucus, New Jersey 07094 or any adjournment thereof, at which stockholders of record at the close of business on April 25, 2002 shall be entitled to vote. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements also may be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. The Company may reimburse such solicitors for reasonable out-of-pocket expenses incurred by them in soliciting, but no compensation will be paid for their services. Any proxy granted as a result of this solicitation may be revoked at any time before its exercise.

The Annual Report to Stockholders for the fiscal year ended February 2, 2002, accompanies this Proxy Statement. The date of this Proxy Statement is the approximate date on which this Proxy Statement and form of proxy were first sent or given to stockholders. The Company will furnish without charge (other than a reasonable charge for any exhibit requested) to any stockholder of the Company who so requests in writing, a copy of the Company's Annual Report on Form 10-K, including the financial statements and the schedules thereto, for the fiscal year ended February 2, 2002, as filed with the Securities and Exchange Commission. Any such request should be directed to The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094, Attention:
Secretary.

If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the proxy card will vote FOR the election of the nominees proposed by the Board of Directors, FOR the amendment of the 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder, and as recommended by the Board of Directors with regard to all other matters or, if no such recommendation is given, in their own discretion. Each stockholder may revoke a previously granted proxy at any time before it is exercised by filing with the Secretary of the Company a revoking instrument or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Pursuant to the By-laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on April 25, 2002, will constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. If a quorum is present, (i) a plurality of the votes cast at the Meeting is required for election as a director, and (ii) the affirmative vote of the majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote is required for all other matters. On April 25, 2002, the Company had outstanding and entitled to vote with respect to all matters to be acted upon at the meeting 26,437,227 shares of common stock. Each holder of common stock is entitled to one vote for each share of stock held by such holder. Abstentions are counted in the calculation of the votes cast with respect to any of the matters submitted to a vote of stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election of the nominees proposed by the Board of Directors, and in favor of the amendment of the 1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder.

It is expected that the following business will be considered at the meeting and action taken thereon:

ITEM 1: ELECTION OF DIRECTORS

The Company's Certificate of Incorporation and By-laws provide for a classified Board of Directors comprised of Classes I, II and III, whose members serve staggered terms. The Class I, Class II and Class III Directors are scheduled to be elected at the Annual Meetings of Stockholders to be held in 2004, 2002 and 2003, respectively, to serve for a three year term and until their successors are duly elected and qualified. The nominees for Class II Directors are set forth below.

Unless authorization is withheld, the persons named as proxies will vote FOR the nominees for directors listed below unless otherwise specified by the stockholder. If a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. If additional persons are nominated for election as director, the proxy holders intend to vote all proxies received by them for the nominees listed below and against any other nominees. As of the date of this Proxy Statement, the Board of Directors is not aware that the nominees are unable or will decline to serve as directors. The nominees listed below are already serving as directors of the Company.

The election to the Board of Directors of the nominees identified in this Proxy Statement will require a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE TWO
(2) NOMINEES FOR DIRECTOR.

DIRECTORS

The following table sets forth certain information with respect to the directors of the Company:

                                                                                                      CLASS OF
NAME                                                AGE                     POSITION                  DIRECTOR
----                                              --------                  --------                  --------
Ezra Dabah......................................     48      Chairman of the Board of Directors and    II
                                                             Chief Executive Officer
Stanley Silverstein.............................     77      Director                                   I
John F. Megrue..................................     43      Director                                  II
David J. Oddi...................................     32      Director                                   I
Sally Frame Kasaks..............................     57      Director                                  III

NOMINEES FOR ELECTION IN CLASS II

EZRA DABAH has been Chairman of the Board of Directors since 1989 and Chief Executive Officer of the Company since 1991. Mr. Dabah has 30 years of apparel merchandising and buying experience. From 1972 to May 1993, Mr. Dabah was a director and an executive officer of The Gitano Group, Inc. and its affiliates (collectively, "Gitano"), a company of which Mr. Dabah and certain members of his family were principal stockholders and which became a public company in 1988. From 1973 until 1983, Mr. Dabah was in charge of product design, merchandising and procurement for Gitano. In 1983, Mr. Dabah founded and became President of a children's apparel importing and manufacturing division for Gitano which later became an incorporated subsidiary, Eva Joia Incorporated ("E.J. Gitano"). Mr. Dabah is Stanley Silverstein's son-in-law and Nina Miner's brother-in-law.

JOHN F. MEGRUE has been a Director of the Company since July 1996. Since 1992, Mr. Megrue has been a partner of Saunders Karp & Megrue Partners, L.L.C. (or its predecessor), which serves as the general partner of SKM Partners, L.P., which serves as general partner of The SK Equity Fund, L.P. and SK Investment Fund, L.P. (collectively the "SK Funds") and Saunders, Karp & Megrue, L.P. ("SKM"). From 1989 to 1992, Mr. Megrue was a Vice President and Principal at Patricof & Co. and prior thereto he served as a Vice President at C.M. Diker Associates. Mr. Megrue also serves as Vice Chairman of the Board and Director of Dollar Tree Stores, Inc. and Chairman of the Board and Director of Hibbett Sporting
Goods, Inc.

CONTINUING DIRECTORS

STANLEY SILVERSTEIN has been a Director of the Company since July 1996.
Mr. Silverstein also serves as Chairman of the Board of Directors of Nina Footwear, a company he founded with his brother in 1952. Mr. Silverstein is the father of Nina Miner, Vice President, Design and Trend Development, and Ezra Dabah's father-in-law.

DAVID J. ODDI has been a Director of the Company since April 1997. Mr. Oddi joined SKM as an Associate in 1994 and is currently a partner of Saunders
Karp & Megrue Partners, L.L.C., which serves as the general partner of SKM Partners, L.P., which serves as the general partner of the SK Funds and SKM. Prior to joining SKM, Mr. Oddi was a financial analyst in the Leveraged Finance Group at Salomon Brothers Inc. Mr. Oddi also serves on the Board of Directors of Charlotte Russe Holding Inc.

SALLY FRAME KASAKS has been a Director of the Company since May 2000. Since 1997, Ms. Kasaks has served as a business consultant to a number of retailers through ISTA Incorporated. Previously, she held the following executive positions at major specialty retailers: Chairman and Chief Executive Officer of Ann Taylor Stores, Inc., from February 1992 to August 1996; President and Chief Executive Officer of Abercrombie and Fitch, a division of The Limited, Inc., from February 1989 to February 1992; and Chairman and Chief Executive Officer of The Talbots, Inc., a division of General Mills Co., from November 1985 to September 1988. Ms. Kasaks also sits on the Boards of Directors of the following retailers: Pacific Sunwear of California, Inc.; The White House, Inc.; Tuesday Morning, Inc.; Cortefeil, S.A.; and Coach, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: the Compensation Committee, the Stock Option Committee and the Audit Committee. Messrs. Dabah and Megrue and Ms. Kasaks serve on the Compensation Committee (except that
Mr. Dabah does not participate in the approval of his own compensation). The Compensation Committee reviews and sets the compensation of the Company's management and administers the Company's Employee Stock Purchase Plan and Management Incentive Plan. Messrs. Silverstein and Megrue serve on the Stock Option Committee. The Stock Option Committee administers the Company's stock option plans.
Messrs. Megrue and Oddi and Ms. Kasaks serve on the Audit Committee. The Audit Committee is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal procedures and controls, the audit report and the management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended February 2, 2002, there were three meetings of the Board of Directors, two meetings of the Compensation Committee, and six meetings of the Audit Committee. The Stock Option Committee did not have any meetings apart from the meetings of the Board of Directors which all members of the Stock Option Committee attended. Stock option grants during fiscal 2001 were approved by the Board of Directors. Each incumbent Director of the Company attended in excess of 75% of the aggregate of the total number of meetings of the Board of Directors and committees thereof on which such Director served.

COMPENSATION OF DIRECTORS

The Company pays each director who is not an officer of the Company or an affiliate of the SK Funds compensation of $15,000 per annum and a fee of $1,000 for each meeting of the Board of Directors attended, plus reimbursement of expenses for each such meeting. All directors may be granted awards from time to time pursuant to the Company's stock option plans.

Information concerning compensation paid to executive officers of the Company is set forth under "Executive Compensation" below. Officers serve at the discretion of the Board of Directors and under the terms of any employment agreement which may exist.

AUDIT COMMITTEE REPORT AND RELATED MATTERS

AUDIT COMMITTEE REPORT

The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. The Board has determined that each of the members of the Audit Committee qualifies as an "independent" director under the applicable listing standards of the Nasdaq Stock Market.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The independent auditors have full access to the Audit Committee and meet with the Audit Committee, with and, on a routine basis, without management being present, to discuss appropriate matters.

Based on the Audit Committee's review of the audited consolidated financial statements, its discussion with management regarding the audited consolidated financial statements, its receipt of written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, its discussions with the independent auditors regarding such auditors' independence, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, and other matters, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended February 2, 2002 be included in the Company's Annual Report on Form 10-K for such fiscal year.

                                        Submitted by the Audit Committee
                                        John F. Megrue  Sally Frame
                                        Kasaks  David J. Oddi

April 25, 2002

FUTURE ENGAGEMENT OF ARTHUR ANDERSEN

Arthur Andersen LLP has been the independent accounting firm that audits the financial statements of the Company and its subsidiaries for approximately
10 years. The Company has not yet appointed an independent auditor for the 2002 fiscal year. The Audit Committee is currently monitoring litigation involving Arthur Andersen LLP and the investigations by regulatory agencies into the financial reporting practices of certain companies audited by Arthur Andersen LLP. In view of the rapid pace of these ongoing developments, the Audit Committee has decided that it is in the best interests of the Company and its stockholders to defer the selection of the Company's independent public accountants this year until further information becomes known about the status of Arthur Andersen LLP, and to allow adequate time for the Audit Committee to carefully consider alternative accounting firms. The selection of the Company's independent public accountants may not be decided until after the annual meeting. Accordingly, the Board of Directors will not request that the stockholders ratify the selection of the Company's independent public accountants for the fiscal year ending February 1, 2003.

Representatives of Arthur Andersen LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors of the Company has delegated to the Audit Committee the responsibility to work with management to review the qualifications of the major national accounting firms to serve as the Company's independent public accountants for the fiscal year ending February 1, 2003. The Audit Committee will assemble a list of candidate firms to evaluate their qualifications and to make a recommendation to the Board of Directors.

FEES PAID TO ARTHUR ANDERSEN

The Company's independent auditors for the fiscal year ended February 2, 2002 were Arthur Andersen LLP. The total amount of fees billed for professional audit services rendered by Arthur Andersen LLP for the fiscal year ended February 2, 2002 was approximately $255,000. Such fees include services performed for the audit of the Company's consolidated financial statements and reviews of interim financial information included in the Company's Form 10-K and Forms 10-Q. There were no services rendered by Arthur Andersen LLP relating to financial information systems design and implementation services for the fiscal year ended February 2, 2002. The total amount of all other fees billed for services rendered by Arthur Andersen LLP for the fiscal year ended February 2, 2002 was approximately $365,000 which includes audit-related fees of approximately $33,000 and other fees of $332,000. Audit-related fees include statutory audits of subsidiaries and benefit plan audits. The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Arthur Andersen LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of March 15, 2002, with respect to ownership of Common Stock by (i) each beneficial owner of five percent or more of the Company's Common Stock known to the Company, (ii) each director of the Company, (iii) each of the Company's five most highly compensated executive officers in fiscal 2001 and (iv) all directors and executive officers as a group. For the purpose of computing the percentage of the shares of Common Stock owned by each person or group listed in this table, any shares not outstanding which are subject to options or warrants exercisable within 60 days after March 15, 2002 have been deemed to be outstanding and owned by such person or group, but have not been deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                             OWNED       OF CLASS
------------------------------------                          ------------   --------
The SK Equity Fund, L.P.(1)(2)..............................    6,704,053      25.4%
SK Investment Fund, L.P.(1)(2)..............................    6,704,053      25.4%
John F. Megrue(1)(2)(3).....................................    6,721,053      25.4%
Allan W. Karp(1)(2)(4)......................................    6,707,653      25.4%
Thomas A. Saunders III(1)(2)................................    6,704,053      25.4%
David J. Oddi(1)(5).........................................        5,500         *
Ezra Dabah(6)(7)............................................    6,999,790      26.4%
Stanley Silverstein(6)(8)...................................    4,857,880      18.4%
Sally Frame Kasaks(6)(9)....................................        5,000         *
Mario A. Ciampi(6)(10)......................................      115,640         *
Nina L. Miner(6)(11)........................................      239,100         *
Mark L. Rose(6)(12).........................................      108,400         *
Seth L. Udasin(6)(13).......................................      143,300         *
All Directors and Executive Officers as a Group
  12 persons(14)............................................   15,246,441      56.7%

------------------------

*   Less than 1%

(1) The address of this person is Two Greenwich Plaza, Suite 100, Greenwich CT 06830.

(2) Includes (i) 6,608,268 shares owned by The SK Equity Fund, L.P. and (ii) 95,785 shares owned by SK Investment Fund, L.P. SKM Partners, L.P. is the general partner of each of the SK Funds. Messrs. Megrue, Karp and Saunders are partners of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners, L.P., and therefore may be deemed to have beneficial ownership of the shares shown as being owned by the SK Funds.
    Messrs. Megrue, Karp and Saunders disclaim beneficial ownership of such shares, except to the extent that any of them has a limited partnership interest in SK Investment Fund, L.P.

(3) Includes 17,000 shares purchased by Mr. Megrue.

(4) Includes 2,000 shares purchased by Mr. Karp and 1,600 shares purchased for the benefit of Mr. Karp's children and as to which Mr. Karp disclaims beneficial ownership.

(5) Includes 5,500 shares purchased by Mr. Oddi and does not include shares owned by The SK Equity Fund, L.P. or SK Investment Fund, L.P. Mr. Oddi is a partner of Saunders Karp & Megrue, L.L.C., which is the general partner of SKM Partners L.P., which serves as the general partner of the SKM Funds and SKM and has a limited partnership interest in SK Investment Fund, L.P.

(6) The address of this person is c/o The Children's Place Retail Stores, Inc., 915 Secaucus Road, Secaucus, New Jersey 07094.

(7) Includes (i) 4,244,880 shares held by trusts or custodial accounts for the benefit of Mr. Dabah's children and certain other family members, of which Mr. Dabah or his wife is a trustee or custodian and as to which Mr. Dabah or his wife, as the case may be, has voting control, and as to which shares
    Mr. Dabah disclaims beneficial ownership, (ii) 2,616,850 shares held by Mr. Dabah, (iii) 37,600 shares held by Mr. Dabah's wife, as to which Mr. Dabah disclaims beneficial ownership, (iv) 800 shares held by Mr. Dabah's daughter, as to which Mr. Dabah disclaims beneficial ownership, and (v) 99,660 shares subject to options exercisable within 60 days after March 15, 2002. Does not include (i) 501,000 shares beneficially owned by Stanley Silverstein, Mr. Dabah's father-in-law, (ii) 7,000 shares held in Mr. Silverstein's profit sharing account, (iii) 179,000 shares beneficially owned by Raine Silverstein, Mr. Dabah's mother-in-law
    (iv) 79,520 shares owned by Ms. Miner, Mr. Dabah's sister-in-law, (v) 112,500 shares held in trust for Ms. Miner, (vi) 4,000 shares held by Ms. Miner's husband, and (vii) 43,080 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002.

(8) Includes (i) 4,170,880 shares held by trusts for the benefit of Mr. Silverstein's children and grandchildren, of which Mr. Silverstein's wife is a trustee, and as to which Mrs. Silverstein has voting control, and as to which shares Mr. Silverstein disclaims beneficial ownership, (ii) 501,000 shares held by Mr. Silverstein, (iii) 7,000 shares held in Mr. Silverstein's profit sharing account and (iv) 179,000 shares held by Mr. Silverstein's wife, as to which Mr. Silverstein disclaims beneficial ownership. Does not include (i) 2,616,850 shares beneficially owned by Ezra Dabah, Mr. Silverstein's son-in-law, (ii) 37,600 shares beneficially owned by Mrs. Dabah, Mr. Silverstein's daughter, (iii) 800 shares owned by
    Mr. Silverstein's granddaughter (iv) 99,660 shares issuable to Mr. Dabah upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002, (v) 79,520 shares owned by Ms. Miner, Mr. Silverstein's daughter, (vi) 112,500 shares held in trust for Ms. Miner, (vii) 4,000 shares held by Ms. Miner's husband, and (viii) 43,080 shares issuable to Ms. Miner upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002.

(9) Does not include 10,000 shares subject to options not yet vested.

(10) Includes (i) 79,440 shares held by Mr. Ciampi, (ii) 1,200 shares held as custodian for Mr. Ciampi's daughter, and (iii) 35,000 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002. Does not include 68,000 shares subject to options not yet vested.

(11) Includes (i) 79,520 shares held by Ms. Miner, (ii) 112,500 shares held in trust for Ms. Miner, (iii) 4,000 shares held by Ms. Miner's husband, as to which Ms. Miner disclaims beneficial ownership and (iv) 43,080 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002. Does not include 32,800 shares subject to options not yet vested.

(12) Includes (i) 13,000 shares held by Mr. Rose, (ii) 95,400 shares issuable upon exercise of outstanding stock options exercisable within 60 days of March 15, 2002. Does not include 40,000 shares subject to options not yet vested.

(13) Includes (i) 76,900 shares held by Mr. Udasin, (ii) 200 shares held by
    Mr. Udasin's wife, as to which Mr. Udasin disclaims beneficial ownership, and (iii) 66,200 options exercisable within 60 days of March 15, 2002. Does not include 37,200 shares subject to options not yet vested.

(14) Reflects shares issuable upon exercise of stock options exercisable within 60 days of March 15, 2002.

As of March 15, 2002, Ezra Dabah and certain members of his family beneficially owned 7,925,890 shares of the Company's Common Stock, constituting approximately 29.9% of the outstanding Common Stock, and the SK Funds owned 6,704,053 shares or approximately 25.4% of the outstanding Common Stock. Pursuant to the Amended Stockholders Agreement described below, Ezra Dabah, the SK Funds and certain other stockholders, who own in the aggregate a majority of the outstanding Common Stock, have agreed to vote for the election of two nominees of the SK Funds and three nominees of Ezra Dabah to the Company's Board of Directors. As a result, the SK Funds and Ezra Dabah are able to control the election of the

Company's directors. In addition, if the SK Funds and Mr. Dabah were to vote together, they would be able to determine the outcome of any matter submitted to a vote of the Company's stockholders for approval.

STOCKHOLDERS AGREEMENT

The Children's Place and certain of its stockholders, who currently own in the aggregate a majority of the Common Stock, are parties to a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement places certain limitations upon the transfer in privately negotiated transactions of shares of Common Stock beneficially owned by Ezra Dabah and the SK Funds. In addition, the Stockholders Agreement provides that (i) so long as Ezra Dabah, together with members of his family, beneficially owns shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include three directors nominated by Ezra Dabah and (ii) so long as the SK Funds beneficially own shares representing at least 25% of the shares of Common Stock owned by such parties on the date of the Stockholders Agreement, the stockholders party to the Stockholders Agreement will be obligated to vote all shares as to which they have voting rights in a manner such that the Board will at all times include two directors nominated by the SK Funds. Should the number of directors comprising the Board of Directors be increased, nominees for the remaining director positions will be designated by the Company's Board of Directors. Pursuant to the Stockholders Agreement, Ezra Dabah and Stanley Silverstein were designated as director nominees by Mr. Dabah and were elected to the Board, and John F. Megrue and David J. Oddi were designated as director nominees by the SK Funds and were elected to the Board.

The Stockholders Agreement provides that the Company will not, without the affirmative vote of at least one director nominated by the SK Funds, engage in specified types of transactions with certain of its affiliates (not including the SK Funds), take action to amend its By-laws or Certificate of Incorporation or increase or decrease the size of the entire Board of Directors. The Stockholders Agreement also provides that certain specified types of corporate transactions and major corporate actions will require the approval of at least two-thirds of the members of the Board of Directors.

Under the terms of the Stockholders Agreement, the rights of any party thereunder will terminate at the time that such party's Common Stock constitutes less than 25% of the shares of Common Stock owned by such party on the date of the Stockholders Agreement. All the provisions of the Stockholders Agreement will terminate when no party to the Stockholders Agreement beneficially owns shares representing at least 25% of the outstanding Common Stock owned by such party on the date of the Stockholders Agreement.

EXECUTIVE OFFICERS

The following table lists certain information about the current executive officers of The Children's Place:

NAME                                          AGE                           POSITION
----                                        --------   --------------------------------------------------
Ezra Dabah................................     48      Chairman of the Board of Directors and Chief
                                                       Executive Officer
Mario A. Ciampi...........................     41      Senior Vice President, Store Development and
                                                       Logistics
Seth L. Udasin............................     45      Vice President, Finance, Chief Financial Officer
                                                       and Treasurer
Steven Balasiano..........................     39      Vice President, General Counsel and Corporate
                                                       Secretary
Jodi Barone...............................     45      Vice President, Marketing
Nina L. Miner.............................     52      Vice President, Design and Trend Development
Mark L. Rose..............................     36      Vice President, Manufacturing
Susan F. Schiller.........................     41      Vice President, Store Operations

For additional information about EZRA DABAH see "Item 1: Election of Directors--Nominees for Election in Class II."

MARIO A. CIAMPI has been Senior Vice President, Store Development and Logistics since July 2000 and prior to that served as Vice President, Store Development since joining The Children's Place in June 1996. Prior to joining The Children's Place, Mr. Ciampi was a principal of a private consulting firm, specializing in retail and real estate restructuring, from 1991 to 1996, in which capacity he was retained as an outside consultant on the Company's real estate activities since 1991. Since February 2001, Mr. Ciampi also sits on the Board of Directors for the Rag Shops, Inc.

SETH L. UDASIN has been Vice President, Finance since 1994 and Chief Financial Officer and Treasurer since 1996. Since joining The Children's Place in 1983, Mr. Udasin has held various other positions, including Controller from 1988 to 1994.

STEVEN BALASIANO has been Vice President and General Counsel since joining The Children's Place in December 1995 and Corporate Secretary since January 1996. Prior to joining The Children's Place, Mr. Balasiano practiced law in the New York offices of the national law firms of Stroock & Stroock & Lavan LLP from 1992 to 1995 and Kelley Drye & Warren from 1987 to 1992.

JODI BARONE has been Vice President, Marketing since October 1999 and prior to that served as Director, Marketing since 1993. Since joining The Children's Place in 1992, Ms. Barone has also held the position of Marketing Manager.

NINA L. MINER has been Vice President, Design and Trend Development since January 2001, prior to which time she was Vice President, Trend Development since August 1998. Prior to August 1998, Ms. Miner was Vice President, Design and Product Development since joining The Children's Place in 1990. Before joining The Children's Place, Ms. Miner held various management positions at E.J. Gitano. Ms. Miner is Stanley Silverstein's daughter and Ezra Dabah's sister-in-law.

MARK L. ROSE has been Vice President, Manufacturing since 1992. Mr. Rose joined The Children's Place in 1990 and was promoted to Senior Product Buyer that year. Prior to joining The Children's Place, Mr. Rose held various positions at Macy's.

SUSAN F. SCHILLER has been Vice President, Store Operations since 1994.
Ms. Schiller began her career with The Children's Place as an Assistant Store Manager in 1985 and subsequently served in various positions, including Director of Store Communications from 1991 to 1993 and Director of Store Operations from 1993 to 1994.

EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

The following table summarizes the compensation for fiscal 2001, fiscal 2000 and fiscal 1999 for the Company's Chief Executive Officer and each of its four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM
                                                ANNUAL           COMPENSATION
                                           COMPENSATION (1)      ------------
                                         ---------------------                       ALL OTHER
                                                                  SECURITIES        COMPENSATION
                               FISCAL     SALARY       BONUS      UNDERLYING        ------------
NAME AND PRINCIPAL POSITION     YEAR        ($)         ($)      OPTIONS (#)            ($)
---------------------------   --------   ---------   ---------   ------------       ------------
Ezra Dabah..................    2001     $685,364    $108,000            0            $24,250(2)
  Chairman of the Board and     2000      645,371     312,500            0             24,250(2)
  Chief Executive Officer       1999      556,721     287,500            0             24,000(2)

Mario A. Ciampi (3).........    2001      310,079      39,600       18,000(4)           4,250(5)
  Senior Vice President,        2000      272,783      90,000       40,000(6)           4,250(5)
  Store Development and         1999      203,463      52,500       20,000(7)           4,000(5)
  Logistics

Nina L. Miner (8)...........    2001      282,686      31,500       12,000(4)           4,250(5)
  Vice President, Design and    2000      252,761      62,816       12,000(9)           3,662(5)
  Trend Development             1999      219,029      58,916       12,000(7)           4,000(5)

Mark L. Rose................    2001      261,345      20,250       12,000(4)           4,250(5)
  Vice President,               2000      242,011      58,250       22,000(10)          4,250(5)
  Manufacturing                 1999      208,111      53,750       12,000(7)           4,000(5)

Seth L. Udasin..............    2001      241,999      26,775       12,000(4)           4,250(5)
  Vice President, Finance,      2000      221,147      64,500       15,000(9)           4,250(5)
  Chief Financial Officer       1999      199,992      50,000       12,000(7)           4,000(5)
  and Treasurer

------------------------

(1) Bonuses shown in the table for fiscal 2001 were earned in fiscal year 2001 and paid in fiscal 2002. For fiscal 2000 and fiscal 1999, bonuses were earned and paid in the respective fiscal year. Other annual compensation did not exceed $50,000 or 10% of the total salary and bonus for any of the named executive officers.

(2) Reflects the value of (i) insurance premiums of $20,000 paid by the Company with respect to life insurance for the benefit of Mr. Dabah, and (ii) Company matching contributions of $4,250, $4,250 and $4,000, respectively, in fiscal 2001, fiscal 2000 and fiscal 1999 under The Children's Place 401(k) Savings and Investment Plan.

(3) On or about April 15, 2000, the Company made a $250,000 loan to Mr. Ciampi. The loan bore interest at the prime rate quoted by Chase Manhattan Bank and was secured by Mr. Ciampi's principal residence. This loan and accrued interest was repaid by Mr. Ciampi in September 2000.

(4) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2002 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2002.

(5) Amounts shown consist of the Company's matching contributions under The Children's Place 401(k) Savings and Investment Plan.

(6) Of the options granted in fiscal 2000, (i) 25,000 options granted become exercisable at the rate of 20% on or after July 31, 2001 and an additional 20% on or after each of the first, second, third and fourth anniversaries of July 31, 2001, and (ii) 15,000 options granted become exercisable at the rate of 20% on or after September 18, 2001 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2001.

(7) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2000 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2000.

(8) On or about April 15, 2000, the Company made a $500,000 loan to Ms. Miner. This loan matures on April 15, 2003, bears interest at the prime rate quoted by Chase Manhattan Bank and is secured by Ms. Miner's principal residence. As of February 2, 2002, the principal balance and accrued interest remaining on this loan was approximately $539,000.

(9) Each of the options granted becomes exercisable at the rate of 20% on or after September 18, 2001 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2001.

(10) Of the options granted in fiscal 2000, (i) 4,000 options granted become exercisable at the rate of 20% on or after September 18, 2000 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2000, and (ii) 18,000 options granted become exercisable at the rate of 20% on or after September 18, 2001 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2001.

STOCK OPTIONS

The following table sets forth certain information concerning options granted during fiscal 2001 to Mario Ciampi, Nina Miner, Mark Rose and Seth Udasin. No options were granted during fiscal 2001 to Mr. Dabah.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF STOCK
                                                                                     PRICE APPRECIATION FOR
                       NUMBER OF SECURITIES   % OF TOTAL                                 OPTION TERM (3)
                            UNDERLYING        GRANTED IN    EXERCISE    EXPIRATION   -----------------------
NAME                     OPTIONS GRANTED      FISCAL 2001   PRICE (2)      DATE          5%          10%
----                   --------------------   -----------   ---------   ----------   ----------   ----------
Mario A. Ciampi......        18,000(1)           3.18%       $23.94      10/31/11     $271,003     $686,776
Nina L. Miner........        12,000(1)           2.12%       $23.94      10/31/11      180,669      457,850
Mark L. Rose.........        12,000(1)           2.12%       $23.94      10/31/11      180,669      457,850
Seth L. Udasin.......        12,000(1)           2.12%       $23.94      10/31/11      180,669      457,850

------------------------

(1) This option grant becomes exercisable at the rate of 20% on or after September 18, 2002 and an additional 20% on or after each of the first, second, third and fourth anniversaries of September 18, 2002.

(2) The exercise price was fixed at the date of the grant and was equal to the fair market value per share of Common Stock on such date in accordance with the 1997 Stock Option Plan.

(3) In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date and do not reflect the Company's estimates or projections of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the option holders' continued employment though the option period, and the date on which the options are exercised.

The following table sets forth certain information with respect to stock options exercised by the named executive officers during fiscal 2001, including the aggregate value of gains on the date of the exercise. In addition, the table sets forth the number of shares covered by stock options as of fiscal year end, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the year-end market price of the shares subject to such option at fiscal year end. None of the named executives hold stock appreciation rights (SARs).

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                            SHARES                  UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                           ACQUIRED                   OPTIONS AT 2/02/02              AT 2/02/02 (1)
                              ON        VALUE     ---------------------------   ---------------------------
NAME                       EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ----------   --------   -----------   -------------   -----------   -------------
Ezra Dabah..............     0            $0        99,660              0       $1,644,390      $      0
Mario A. Ciampi.........     0             0        35,000         68,000          602,598       853,920
Nina L. Miner...........     0             0        43,080         32,800        1,113,591       422,602
Mark L. Rose............     0             0        95,400         40,000        2,591,848       507,913
Seth L. Udasin..........     0             0        66,200         37,200        1,758,196       497,790

------------------------

(1) The market price of the Company's common stock at the close of business on February 1, 2002 was $31.90.

EMPLOYMENT AGREEMENT--EZRA DABAH

Mr. Dabah's employment agreement (the "Dabah Agreement") provides that he will serve as Chairman and Chief Executive Officer of the Company from June 27, 1996 for successive three year periods, subject to termination in accordance with the termination provisions of the Dabah Agreement. Mr. Dabah's current salary is $720,000, subject to annual review. Mr. Dabah is also entitled to receive a semi-annual bonus in an amount equal to the product of (x) 50% of his semi-annual base salary multiplied by (y) a pre-determined bonus percentage fixed by the Board of Directors for any stated six-month period of not less than 20% nor more than 200%, based on the Company's performance during such six-month period. The Dabah Agreement also provides for certain insurance and other benefits to be maintained and paid by the Company.

The Dabah Agreement provides that if Mr. Dabah's employment is terminated by the Company without cause or for disability, or by Mr. Dabah for good reason or following a change in control (as each such term is defined in the Dabah Agreement), the Company will be required to pay Mr. Dabah three times his base salary then in effect, which amount will be payable within 30 days following his termination. Mr. Dabah also will be entitled to receive any accrued but unpaid bonus compensation and all outstanding stock options under the Company's stock option plans will immediately vest. If Mr. Dabah's employment is terminated for any of the above reasons, the Company also will be required, with certain exceptions, to continue to maintain life insurance, medical benefits and other benefits for Mr. Dabah for three years. The Dabah Agreement also provides that Mr. Dabah will not, with certain exceptions, engage or be engaged in a competing business for a period of five years following termination of his employment.

OTHER EMPLOYMENT AGREEMENTS

The Company has also entered into employment agreements with certain of its other executive officers which provide for the payment of severance equal to the officer's salary for a period of six to nine months following any termination without cause.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, Directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such reports they file.

Based solely on a review of the copies of such reports furnished to the Company, or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with through March 15, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Members of the Compensation Committee for the fiscal year ended February 2, 2002 were Mr. Dabah, Mr. Megrue and Ms. Kasaks. Mr. Dabah is the Chief Executive Officer and Chairman of the Board of Directors of the Company, and has entered into certain related transactions with the Company as disclosed below.
Mr. Megrue is a general partner of SKM Partners, L.P., which serves as the general partner of SKM, which has entered into an advisory agreement with the Company, as disclosed below.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SKM FINANCIAL ADVISORY SERVICES

In 1996, the Company entered into a management agreement with SKM which provides for the payment of an annual fee of $150,000, payable quarterly in advance, in exchange for certain financial advisory services. This management agreement remains in effect until SKM or any of its affiliates' total ownership of the Company's Common Stock is less than 10% on a fully diluted basis. Pursuant to the management agreement, the Company incurred fees and expenses of approximately $160,000, $150,000 and $151,000 during fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

STOCKHOLDERS AGREEMENT

The Company's stockholders agreement is described above.

MERCHANDISE FOR RE-SALE

During fiscal 1999, the Company purchased approximately $565,000 in footwear from Nina Footwear Corporation. Stanley Silverstein, a member of the Company's Board of Directors and Ezra Dabah's father-in-law, owns Nina Footwear Corporation with his brother.

LOANS TO EXECUTIVE OFFICERS

In addition to the loans made to Mr. Ciampi and Ms. Miner, as described above, on or about April 15, 2000, the Company made loans to five other officers in amounts ranging from $200,000 to $400,000. The aggregate amount of these loans, including Mr. Ciampi and Ms. Miner, totaled $2.2 million. The loans matured on April 15, 2001 and bore interest at the prime rate as quoted by Chase Manhattan Bank. The loans were secured by the principal residences of these executive officers. With the exception of Ms. Miner's loan, the executive loans were repaid prior to their maturity. In April 2001, the Company extended the term of Ms. Miner's loan to April 15, 2002. As of February 2, 2002, approximately $539,000 was outstanding on this loan, including accrued interest. As of March 15, 2002, this loan had principal and accrued interest outstanding totaling approximately $541,000.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

The Company's employee compensation policy in general is to offer a package including a competitive salary, an incentive bonus based upon performance goals and competitive benefits, including a participatory 401(k) Savings and Investment Plan. The Company also encourages broad-based employee ownership of the Company's Common Stock by granting stock options to employees at many levels within the Company and through the Employee Stock Purchase Plan.

The Compensation Committee of the Board of Directors reviews and approves individual officer salaries, bonus plan and financial performance goals, and stock option grants. The Compensation Committee also reviews guidelines for compensation, bonus, and stock option grants for non-officer employees.

Key personnel of the Company are paid salaries in line with their responsibilities. These salaries are structured to be competitive with salaries paid by a peer group consisting of similar companies in the retail apparel industry. Executives participate in the Company's Management Incentive Program, which offers cash incentives based on the Company's performance. Under the Company's 1996 and 1997 Stock Option Plans, and at the discretion of the Board of Directors, the Company also grants executive officers stock options. The Company's performance and return on equity are of vital importance to the executive officers due to these equity holdings and cash incentives. Salaries for executive officers are adjusted based on individual job performance and the Company's performance and, in certain cases, changes in the individual's responsibilities.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

The Compensation Committee (excluding Mr. Dabah) reviews and approves the compensation of Ezra Dabah, the Company's Chief Executive Officer. Pursuant to Mr. Dabah's Employment Agreement and based on the Company's performance in the preceding fiscal year, Mr. Dabah's base salary for the fiscal year ended February 2, 2002 was $685,364, an increase of 6.2% from the prior year. In addition, Mr. Dabah is entitled to receive a bonus based on the Company's earnings. Mr. Dabah's performance bonus for the fiscal year ended February 2, 2002 was $108,000.

DEDUCTIBILITY OF COMPENSATION

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers. The Compensation Committee believes that the Company will be able to continue to manage its executive compensation program to preserve federal income tax deductions.

                               Submitted by the Compensation Committee
                               Ezra Dabah    John F. Megrue    Sally Frame
                               Kasaks

PERFORMANCE GRAPH

The following graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The graph assumes that $100 was invested on the date of the Company's initial public offering, September 18, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                  9/18/97  1/30/98  1/29/99  1/28/00  2/2/01   2/1/02
The Childrens Place-"PLCE"                            100   52.236  202.679   94.864  177.236  227.857
NASDAQ                                                100   97.221  152.155  234.743  159.643   115.53
Retail                                                100   96.959  118.319    94.82   72.892    86.86

ITEM 2: AMENDMENT TO 1997 STOCK OPTION PLAN

The Company has two stock option plans: the 1996 Stock Option Plan and the 1997 Stock Option Plan. The 1996 Stock Option Plan authorized the granting of incentive stock options with respect to 1,743,240 shares of Common Stock to employees, officers and directors of the Company. As of February 2, 2002, options for 57,300 shares were available for grant under the 1996 Stock Option Plan. The 1997 Stock Option Plan, as amended in May 1999 by the Board of Directors and ratified by the Company's stockholders at the 1999 Annual Meeting (the "Plan"), authorizes the issuance of an aggregate of up to 2,500,000 shares of Common Stock to employees, officers and directors of the Company. As of February 2, 2002, options for 425,300 shares were available for grant under the Plan.

In April 2002, the Board of Directors of the Company amended the Plan to increase by 1,500,000 the number of shares of Common Stock authorized for issuance in connection with options to be granted to employees, officers and directors of the Company. The Plan as amended is subject to the approval of the Company's stockholders at the Annual Meeting.

The following summary of the Plan is qualified in its entirety by the full text of the Plan, a copy of which may be obtained by stockholders of the Company upon request directed to the Secretary of the Company at 915 Secaucus Road, Secaucus, New Jersey 07094. For additional information regarding stock options granted to certain officers, see "Executive Compensation" above.

GENERAL

The Company's Plan has been maintained by the Company since 1997. Under the Plan, employees, officers and directors of the Company are granted stock options to purchase shares of the Company's Common Stock. Options are granted under the Plan with an exercise price fixed at the time of the grant.

The purpose of the Plan is to advance the interests of the Company by providing employees, officers and directors of the Company with additional incentive to increase their efforts on the Company's behalf and to remain in and enter into the employ of the Company by granting such individuals incentive stock options (within the meaning of Section 422 of the Internal Revenue code of 1986, as amended (the "Internal Revenue Code")) and/or nonqualified stock options (all options granted under the Plan which are not incentive stock options) to purchase shares of the Company's Common Stock. The Company believes that such grants will inspire the continued efforts of its employees, officers and directors and the continuity of their employment or service with the Company.

ADMINISTRATION OF THE PLAN

The Plan is administered by a Committee of the Board of Directors (the "Committee"), which currently consists of Stanley Silverstein and John F. Megrue. The Committee has the full power to construe and interpret the Plan, to establish the terms of any options granted thereunder, and to determine the individuals to whom options will be granted under the Plan. In selecting participants and in determining the type and amount of their respective benefits, the Committee may consider such factors as it deems pertinent. The Plan also provides for automatic grants of options to certain non-employee directors, as described below. Currently, there are approximately 500 employees, officers and directors of the Company participating in the Plan.

SHARES AVAILABLE FOR ISSUANCE UNDER THE PLAN

As proposed to be amended, based upon the number of available shares as of April 5, 2002, there would be an aggregate of 1,918,250 shares of the Company's Common Stock available for issuance upon exercise of options to be granted under the Plan in the future, which shares may be authorized and unissued shares. A total of 2,759,600 shares have already been issued as a result of the exercise of stock options awarded under the Plan. As of April 5, 2002, an aggregate of 1,628,455 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the Plan. In addition, an aggregate of 402,078 shares of the Company's Common Stock are reserved for issuance upon future exercise of options previously granted under the Company's 1996 Stock Option Plan. The closing price of the Company's Common Stock on the Nasdaq Stock Market on April 5, 2002, was $34.22 per share.

MAXIMUM GRANT TO ANY ONE INDIVIDUAL

The Plan provides that any one individual may receive options with respect to no more than 250,000 shares of Company Common Stock in any one year.

OPTION TERMS

At the time the Committee grants an option, the Committee may also designate whether such option is to be considered an incentive stock option or a nonqualified stock option, except that incentive stock options can be granted only to employees of the Company or a subsidiary. The Company shall obtain such consideration for the grant of an option as the Committee in its discretion may request. The purchase price per share

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of the shares purchased upon exercise of the option shall be fixed by the
Committee at the time of grant. However, the purchase price per share of the shares purchased upon exercise of an incentive stock option shall not be less than 100% of the fair market value on the date of grant. In addition, no incentive stock option may be granted to any employee who, at the time of the grant, owns shares possessing more than 10% of the total combined voting power or value of all classes of stock of the Company, unless the exercise price under such option is at least 110% of the fair market value of a share on the date the option is granted and the duration of such option is no more than five years.

Generally, the duration of each option shall be ten years from the date upon which the option is granted.

Generally, unless the Committee determines otherwise at the time of the grant, 20% of the shares subject to an option may be purchased on or after December 31st of the year in which such option is granted and an additional 20% of the shares subject to such option may be purchased on or after each of the first, second, third and fourth anniversaries of the date of grant, but prior to the expiration of the option. However, in no event, other than the holder's death, may an option be exercised during the six-month period commencing on the date of the grant.

The Plan also provides for automatic grants of nonqualified stock options to eligible directors (defined as directors who are not also employees of the Company or a subsidiary and are not employees, partners or principals of Saunders Karp & Megrue, L.P. or its affiliates). Upon the Company's initial public offering, each eligible director was granted an option to purchase 5,000 shares at a price equal to the initial public offering price. On the last day of each year following the Company's initial public offering, each eligible director on such date shall be granted an additional option to purchase 5,000 shares at a price equal to the fair market value of a share on the date of grant. Those eligible directors elected in a given fiscal year shall be granted on the last day of the fiscal year an option to purchase shares equal to 5,000 multiplied by a fraction, the numerator of which shall be the number of days during the fiscal year during which such director was a member of the Board and the denominator of which shall be 365, which number of shares shall be rounded up to the next whole number of shares. One third of the shares subject to an option granted to an eligible director may be purchased on or after each of the first, second and third anniversaries of the date of grant, but prior to expiration of the option.

Stock options become immediately exercisable in full upon (i) the holder's retirement at or after age 65, (ii) the holder's disability or death, (iii) a "Change in Control" (as defined in the Plan) or (iv) the occurrence of such special circumstances as in the opinion of the Committee merit special consideration. With certain exceptions for death or disability, any option, to the extent unexercised, shall terminate immediately upon the termination for any reason of the holder's employment or service with the Company or any subsidiary, except that the holder shall have three months after such termination of employment or service to exercise any unexercised options that he or she could have exercised on the day such employment or service terminated, provided that such exercise is accomplished prior to the expiration of the term of such option. If employment or service of any holder is terminated for cause, all unexercised options of such holder shall terminate immediately upon such termination of employment or service, and such a holder shall have no right after such termination to exercise any unexercised option he or she might have exercised prior to the termination of his or her employment or service.

AMENDMENT AND TERMINATION OF THE PLAN

The Board of Directors may amend the Plan at any time in its sole discretion, but no amendment may, without the participant's consent, impair his or her rights with respect to any option previously granted under the Plan. Shareholder approval is required to (i) increase the maximum number of shares of Company Common Stock which may be issued under the Plan or to any individual (except to prevent a dilution or enlargement of benefits as a result of a corporate transaction or event), or (ii) change the class of persons eligible to receive options under the Plan. The Board of Directors may withdraw the Plan at any time with respect to shares of Company Common Stock for which options have not previously been granted. The Plan currently provides that unless withdrawn earlier, no option shall be granted under the Plan more than ten years after the Plan's effective date.

ADJUSTMENT OF NUMBER OF SHARES

If prior to complete exercise of any option, a stock dividend upon the Company's shares is declared and paid or if the shares shall be split up, converted, exchanged, reclassified, or in any way substituted for, then the option, to the extent it has not been exercised, shall entitle the holder thereof, upon the future exercise of the option, to such number and kind of securities or cash or other property, subject to the terms of the option, to which he or she would have been entitled had he or she actually owned the shares subject to the unexercised portion of the option at the time or occurrence of such dividend, split-up, conversion, exchange, reclassification or substitution. The aggregate purchase price upon the future exercise of the option shall be the same as if the originally optioned shares were being purchased thereunder. The number of shares with respect to which options remain to be issued, or with respect to which options may be issued, shall also be adjusted in a similar manner.

Any fractional shares or securities issuable upon the exercise of the option as a result of such an adjustment shall be payable in cash based upon the fair market value of such shares or securities at the time of such exercise.

Notwithstanding any other provision of the Plan, in the event of a change in corporate structure or outstanding shares, the Committee shall make such adjustments to the number of shares and the class of shares available hereunder or to any outstanding options as shall be necessary to prevent dilution or enlargement of rights.

FEDERAL INCOME TAX CONSEQUENCES

The following is intended only as a brief, general summary of the federal income tax rules relevant to stock options granted under the Plan, and assumes (i) that any participant subject to Section 16(b) of the Securities Exchange Act of 1934 (typically, officers and directors and major shareholders of the Company) will not exercise any option granted under the Plan before the six month anniversary of the date of grant of such option and (ii) that the exercise of options and disposition of option shares occur during the lifetime of the participant. This discussion is not intended to provide guidance to participants; participants should consult their own personal tax advisors.

NONQUALIFIED STOCK OPTIONS. The holder of a nonqualified stock option ("NQO") does not recognize taxable income upon the grant of the NQO, nor is the Company entitled, for income tax purposes, to a deduction upon such grant. The participant recognizes ordinary income on the exercise of an NQO equal to the excess of the fair market value of the shares received on exercise over the option exercise price. The fair market value of the shares is measured on the exercise date.

If the Company complies with applicable documentation requirements, it is generally entitled to a deduction in computing its federal income taxes in an amount equal to the ordinary income recognized by the participant on the exercise of the NQO.

If a participant sells shares acquired pursuant to the exercise of an NQO, the participant will recognize capital gain or loss equal to the difference between the selling price of the shares and their fair market value on the exercise date, and such capital gain or loss will be long-term or short-term based on the length of time such shares have been held since exercise.

INCENTIVE STOCK OPTIONS. The holder of an incentive stock option ("ISO") does not realize taxable income upon the grant or exercise of the ISO and the Company is not entitled to any deduction in respect of such grant or exercise. As discussed below, however, a participant may be subject to the alternative minimum tax on the exercise of an ISO.

The income tax treatment of any gain or loss realized upon a participant's disposition of option shares depends on the timing of the disposition. If the option shares have been held for at least one year and if at least two years have elapsed since the date of grant of the ISO (the "Required Holding Periods"), then the participant recognizes (i) long-term capital gain to the extent that the selling price exceeds the option price or (ii) capital loss to the extent that the option price exceeds the selling price. In either case, no deduction is allowed to the Company.

If a participant disposes of option shares before the expiration of the Required Holding Periods (a "disqualifying disposition"), then (i) if the selling price exceeds the fair market value of the option shares on the date the ISO was exercised, the excess of such fair market value over the option price is taxable to the participant as ordinary income and the excess of the selling price over such fair market value is taxable to the participant as capital gain, (ii) if the selling price exceeds the option price but does not exceed the fair market value of the option shares on the date the ISO was exercised, the excess of the selling price over the option price is taxable to the participant as ordinary income, and (iii) if the selling price is less than the option price, the difference is treated as capital loss to the participant. In each case, the Company is entitled to a deduction equal to the amount of ordinary income (but not capital gain) recognized by the participant on the disqualifying disposition.

The amount by which the fair market value of shares of Company Common Stock (determined as of the exercise date) received through the exercise of an ISO exceeds the option exercise price is included in the participant's alternative minimum taxable income and may subject the participant to alternative minimum tax. Such alternative minimum tax may be payable even though the participant receives no cash upon the exercise of his or her ISO with which to pay such tax.

EXERCISE WITH PREVIOUSLY OWNED SHARES. The previous discussion assumes that all shares of Company Common Stock acquired on the exercise of an NQO or ISO are paid for in cash. If a participant pays for all or a portion of the option exercise price with previously owned shares of Company Common Stock, the participant will generally (although not in all cases) recognize no gain or loss on the previously owned shares surrendered. The participant's tax basis in and holding period for the surrendered shares (for purposes of determining capital gains and losses, but not for purposes of determining whether a disqualifying disposition occurs and its consequences) will generally carry over to an equal number of shares received.

Section 280G of the Internal Revenue Code provides that if an officer, stockholder or highly compensated individual receives a payment which is in the nature of compensation, and which is contingent upon a change of control of the employer, and such payment equals or exceeds three times his or her "base salary" (as hereinafter defined), then any amount received in excess of base salary shall be considered an "excess parachute payment." An individual's "base salary" is equal to his or her average annual compensation over the five-year period (or period of employment, if shorter) ending with the close of the individual's taxable year immediately preceding the taxable year in which the change of control occurs. Under certain circumstances, options granted under the Plan may give rise to excess parachute payments. If so, then in addition to any income tax which would otherwise be owed on such payment, the individual will be subject to an excise tax equal to 20% of such excess payment and the Company will not be entitled to any tax deduction to which it would have been entitled with respect to such excess parachute payment.

Under Section 162(m) of the Internal Revenue Code, publicly held companies may not deduct compensation for certain individuals to the extent that such compensation exceeds $1 million for an individual for the taxable year. The
$1 million limitation applies to the Company's Chief Executive Officer and the four most highly compensated employees other than the Chief Executive Officer. Income pursuant to options granted under the Plan may be subject to the deductibility limitation of Section 162(m) of the Code.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT OF THE 1997 STOCK OPTION PLAN TO INCREASE BY 1,500,000 THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE THEREUNDER.

ITEM 3: OTHER MATTERS

At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is that hereinabove set forth. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS: 2003 ANNUAL MEETING

Proposals of stockholders intended to be presented at the Company's 2003 Annual Meeting of Stockholders must be received by the Company on or prior to December 31, 2002, to be eligible for inclusion in the Company's Proxy Statement and form of proxy to be used in connection with the 2003 Annual Meeting.

                                            By order of the Board of Directors,

                                            Steven Balasiano
                                            Secretary

Secaucus, New Jersey
April 29, 2002

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                    THE CHILDREN'S PLACE RETAIL STORES, INC.

                                  JUNE 6, 2002







              - PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED -


/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.




                    VOTE FOR the
              nominees listed at right        VOTE
                (except as marked to        WITHHELD
                the contrary below)     from the nominees
1. Election of          /_/                   /_/               Nominees:
   Directors.                                                     Ezra Dabah
                                                                  John F. Megrue

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)


-----------------------------------------------------

                                                          FOR   AGAINST  ABSTAIN
2. To consider and approve an amendment to the Company's  /X/     /_/      /_/
   1997 Stock Option Plan to increase by 1,500,000 the number of shares available for issuance thereunder.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL
(1) AT LEFT AND "FOR" PROPOSAL (2).

   The undersigned hereby acknowledges receipt of the (i) Notice of Annual Meeting and Proxy Statement and (ii) the Company's 2001 Annual Report.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.





SIGNATURE                   DATE            SIGNATURE                 DATE
         ------------------     ------------         -----------------    ------

NOTE: Please sign exactly as name appears herein. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give the full title. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in partnership name by authorized persons.